    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2000
                                                       REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                          RHYTHMS NETCONNECTIONS INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                            4813                           04-3153858
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)     Classification Code Number)            Identification No.)

                                CATHERINE HAPKA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          RHYTHMS NETCONNECTIONS INC.
                            9100 EAST MINERAL CIRCLE
                           ENGLEWOOD, COLORADO 80112
                                 (303) 476-4200

 (Name, address, including zip code, and telephone number, including area code, of
        registrant's principal executive offices and agent for service)
                           --------------------------

                                    COPY TO:

                                JOHN L. RUPPERT

                              J. DAVID HERSHBERGER

                        BROWNSTEIN HYATT & FARBER, P.C.

                       410 SEVENTEENTH STREET, 22ND FLOOR

                             DENVER, COLORADO 80202

                                 (303) 223-1100
                           --------------------------

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   as soon as practicable after the registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF           AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED(1)           UNIT(2)               PRICE          REGISTRATION FEE
Common Stock, $0.001 par value....       3,000,000            $2.74995            $8,249,850            $2,177.96

(1) Pursuant to Rule 429(b), an additional 344,870 unissued shares of common stock are carried forward to this Registration Statement. The registration fee for these shares was previously paid with the Registrant's Registration Statement on Form S-3 (Registration No. 333-38102), as filed with the Securities and Exchange Commission on May 31, 2000.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                 SUBJECT TO COMPLETION. DATED OCTOBER 30, 2000.

                                3,344,870 SHARES

                                     [LOGO]

                          RHYTHMS NETCONNECTIONS INC.

                                  COMMON STOCK

                               ------------------

    This prospectus relates to the public offering of up to 3,344,870 shares of our common stock by the selling stockholders listed under "Selling Stockholders." This offering is not being underwritten. The prices at which our stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. The selling stockholders will receive all of the proceeds from the sale of the shares offered by this prospectus.

    Our common stock trades on the Nasdaq National Market under the symbol
"RTHM". On               , 2000, the last reported sale price for our common
stock on the Nasdaq National Market was $      per share.

    INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

              The date of this prospectus is               , 2000.

                                  OUR COMPANY

    We are a leading provider of broadband local access communication services to businesses and consumers. Our principal executive office is located at 9100 East Mineral Circle, Englewood, Colorado 80112, and our telephone number is
(303) 476-4200 or (800) RHYTHMS.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY.

WE CANNOT PREDICT OUR SUCCESS BECAUSE WE HAVE A SHORT OPERATING HISTORY

    We formed our company in February 1997, and we have a short operating history for you to review in evaluating our business. We have limited historical financial and operating data upon which you can evaluate our business and prospects. We entered into our first interconnection agreement with an incumbent carrier in July 1997 and began to offer commercial services in our first market in April 1998. We have limited commercial operations and have recognized limited revenues since our inception. In addition, our senior management team and our other employees have worked together at our company for only a short period of time.

BECAUSE OUR MARKET IS NEW AND EVOLVING, WE CANNOT PREDICT ITS FUTURE GROWTH OR ULTIMATE SIZE, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY

    We provide broadband local access primarily using digital subscribed line technology, known as DSL. The market for broadband local access DSL communication services using copper telephone lines is in the early stages of development. Since this market is new and evolving and because our current and future competitors are likely to introduce competing services, we cannot accurately predict the rate at which this market will grow, if at all, or whether new or increased competition will result in market saturation. Various providers of broadband local access DSL communication services are testing products from various suppliers for various applications. Certain critical issues concerning commercial use of DSL for Internet and private network access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of these services. If the markets for our services fail to develop, grow more slowly than anticipated or become saturated with competitors, these events could materially and adversely affect our business, prospects, operating results and financial condition.

    Our success will depend on the development of this new and rapidly evolving market and our ability to compete effectively in this market. To address these risks, we must, among other things:

    - rapidly expand the geographic coverage of our network services;

    - raise additional capital;

    - enter into interconnection agreements and working arrangements with additional incumbent carriers, substantially all of which we expect to be our competitors;

    - deploy an effective network infrastructure;

    - attract and retain customers;

    - successfully develop and maintain relationships and activities with our broadband service providers;

    - continue to attract, retain and motivate qualified personnel;

    - accurately assess potential markets and effectively respond to competitive developments;

    - continue to develop and integrate our operational support system and other back office systems;

    - obtain any required governmental authorizations;

    - comply with evolving governmental regulatory requirements;

    - increase awareness of our services;

    - rapidly scale our operations and the systems that support those operations;

    - continue to upgrade our technologies; and

    - effectively manage our expanding operations.

    We may not be successful in addressing these and other risks, and our failure to address risks would materially and adversely affect our business, prospects, operating results and financial condition.

OUR SUBSTANTIAL DEBT CREATES FINANCIAL AND OPERATING RISK

    We are highly leveraged, and we intend to seek additional debt funding in the future. As of September 30, 2000, we had approximately $825.4 million of outstanding long-term debt and approximately $490.0 million of mandatorily redeemable preferred stock. Our long-term debt and preferred stock represent approximately 123% of our total capitalization. We are not generating sufficient operating revenues to fund our operations or to repay our debt. Our substantial leverage poses the risks that:

    - we may be unable to pay dividends on our preferred stock, including our Series F preferred stock, or to repay our debt due to one or more events discussed in "Risk Factors;"

    - we may be unable to obtain additional financing;

    - we must dedicate a substantial portion of our cash flow from operations to servicing our debt once our debt requires us to make cash interest payments, and any remaining cash flow may not be able to fund our planned operations; and

    - we may be more vulnerable during economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions.

WE WILL NEED SIGNIFICANT ADDITIONAL FUNDS, WHICH WE MAY NOT BE ABLE TO OBTAIN

    The expansion and development of our business will require significant additional capital. We intend to seek substantial additional financing in the future to fund the growth of our operations, including funding the significant capital expenditures and working capital requirements necessary for us to provide service in our targeted markets. Operating losses and capital expenditures are expected to increase substantially in the near-term, primarily due to network expansion. We believe that our current capital resources and available vendor financing will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, through approximately December 2001. Although we expect that our initial build-out will be complete by that date, we anticipate that we will continue building our network beyond our initial build-out plans and will need significant additional capital, whether or not our estimate on how long our current capital resources will last is accurate. In addition, our actual funding requirements may differ materially if our assumptions underlying this estimate turn out to be incorrect. Therefore, you should consider our estimate in light of the following facts:

    - we have no meaningful history of operations or revenues;

    - our estimated funding requirements do not reflect any contingency amounts and may increase, perhaps substantially, if we are unable to generate revenues in the amount and within the time frame we expect or if we have unexpected cost increases;

    - the timing and success of our initial network buildout; and

    - we face many challenges and risks, including those discussed elsewhere in "Risk Factors."

    We may be unable to obtain any future equity or debt financing, or further vendor financing, on acceptable terms or at all. Recently the financial markets have experienced extreme price fluctuations, and current market conditions make it difficult to obtain additional debt or equity funding. A further market downturn or continued general market uncertainty or a downturn in the businesses of our vendors who provide vendor financing to us may adversely affect our ability to secure additional financing. The indentures that govern the 1998 senior discount notes, the 1999 senior notes and the 2000 senior notes (our "Indentures") restrict our ability to obtain additional debt financing. Any future borrowing instruments, such as credit facilities and lease agreements, are likely to contain similar or more restrictive covenants and could require us to pledge assets as security for the borrowings. If we are unable to obtain additional capital (or vendor financing) or are required to obtain it on terms less satisfactory than what we desire, we will need to delay deployment of our network services or take other actions that could adversely affect our business, prospects, operating results and financial condition. If we are unable to generate sufficient cash flow or obtain funds necessary to meet required payments of our debt, then we will be in default on our debt instruments. To date, our cash flow from operations has been insufficient to cover our expenses and capital needs.

WE MAY BE UNABLE TO SATISFY, OR MAY BE ADVERSELY CONSTRAINED BY, THE COVENANTS IN OUR DEBT SECURITIES

    Our Indentures impose significant restrictions on how we can conduct our business. For example, the restrictions prohibit or limit our ability to make dividend payments, incur additional debt, make certain investments in other businesses and engage in certain business activities. The restrictions may materially and adversely affect our ability to finance future operations or capital needs or conduct additional business activities. Any future senior debt that we may incur will likely impose additional restrictions on us. If we fail to comply with any existing or future restrictions, we could default under the terms of the applicable debt and be unable to meet our debt obligations. If we default, the holders of the applicable debt could demand that we repay the debt, including interest, immediately. We may be unable to make the required payments or raise sufficient funds from alternative sources to make the payments. Even if additional financing is available in the event that we default, it may not be on acceptable terms.

OUR ABILITY TO ISSUE SENIOR PREFERRED STOCK IN THE FUTURE COULD ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF OUR PREFERRED STOCK AND OUR COMMON STOCK

    We are authorized to issue additional preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. In some instances, a series of preferred stock could include voting rights, preferences as to dividends and liquidation, conversion and redemption rights that will rank senior to our outstanding preferred stock, and in all instances, senior to our common stock. The future issuance of preferred stock could effectively diminish or supersede the dividends and liquidation preferences of our outstanding preferred stock and adversely affect our common stock.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL IS UNPROVEN

    We have not validated our business model and strategy in the market. We believe that the combination of our unproven business model and the highly competitive and fast changing market in which we compete makes it impossible to predict the extent to which our network services will achieve market acceptance and our overall success. To be successful, we must develop and market network services that are widely accepted at profitable prices. We may never be able to deploy our network as planned, realize significant market acceptance, achieve favorable operating results or profitability or generate sufficient cash flow to repay our debt. Of the approximately 47,000 lines that are in service, we installed approximately 59.7% to only five customers, with approximately 20% of these total lines to Cisco and approximately 20% of these total lines to Telocity. None of our large business customers, with the exception of Cisco, has rolled out our services broadly to its employees and none of our broadband service provider customers has rolled out our services broadly to its end-users, and we cannot be certain when or if these rollouts will occur. We will not receive significant revenue from our large customers unless these rollouts occur. Any continued or ongoing failure for any reason of large customers to roll out our services, failure to validate our business model in the market, including failure to build-out our network, achieve widespread market acceptance or sustain desired pricing would materially and adversely affect our business, prospects, operating results and financial condition. Loss of any one of these five larger customers, for any reason, could have a material adverse effect on our financial performance.

WE EXPECT OUR LOSSES TO CONTINUE AND WE MANY NOT BE ABLE TO GENERATE SUFFICIENT REVENUES TO SATISFY OUR FUNDING REQUIREMENTS OR TO MEET OUR DEBT SERVICE AND PREFERRED STOCK OBLIGATIONS.

    We have incurred losses and experienced negative operating cash flow for each month since our formation. As of September 30, 2000, we had an accumulated deficit of approximately $673.1 million. We intend to rapidly and substantially increase our expenditures and operating expenses in an effort to expand our network services. We expect to have annual interest and amortization expense relating to our Indentures of approximately $89.0 million in 2000 and increasing to $123.0 million in 2003. In addition, we may incur more debt in the future. In addition, dividends on our Series E preferred stock of approximately
$126.0 million will accrue through February 2005 and dividends on our Series F preferred stock of approximately $5.1 million are payable quarterly. We have the option to deliver shares of our common stock to a third party, which will resell those shares of common stock and use the proceeds to pay cash dividends to the holders of the Series F preferred stock. No cash dividends will be payable on our Series E preferred stock until 2005. After 2005, we may continue to accrue Series E preferred stock dividends as liquidation preference, but this will trigger certain protective rights for Series E holders. Dividends on our Series F preferred stock are cumulative from the date of issuance in an annual amount of approximately $20.25 million. As a result of these factors, we expect to incur substantial operating and net losses and negative operating cash flow for the foreseeable future. We will need to obtain additional financing to pay our expenses and to make payments on our debt. We cannot give you any assurance about whether or when we will have sufficient revenues to satisfy our funding requirements or pay our debt service and preferred stock obligations.

OUR OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS

    Our annual and quarterly operating results are likely to fluctuate significantly in the future due to numerous factors, many of which are outside of our control. These factors include:

    - the rate of customer acquisition and turnover;

    - the prices our customers are willing to pay which may decline due to competitive factors;

    - the fact that several of our customers are young, emerging companies that are not fully funded and have ongoing funding obligations of their own that may affect the amount of services they purchase from us, the timing of their payments to us and their own ongoing viability as operating entities;

    - the amount and timing of expenditures relating to the expansion of our services and infrastructure;

    - the timing and availability of incumbent carrier central office collocation facilities and transport facilities;

    - our ability to effectively develop and market network features and applications;

    - the mix of our services that our customers purchase at different prices;

    - our ability to scale our business to meet the demands of our customers;

    - our ability to control our corporate overhead while rapidly growing our business;

    - the success of our relationships with our partners and distributors;

    - our ability to deploy our network on a timely basis;

    - introduction of new services or technologies by our competitors;

    - price competition;

    - the ability of our equipment and service suppliers to meet our needs;

    - regulatory developments, including interpretations of the 1996 Telecommunications Act;

    - technical difficulties or network downtime;

    - the success of our strategic alliances;

    - the condition of, and developments within, the telecommunication and network service industries

    - general economic, market and stock conditions, developments, directions and developments.

    Because of these factors, our operating results in one or more future periods could fail to meet or exceed the expectations of securities analysts or investors. In that event, any trading price of our common stock would likely decline.

WE DEPEND ON THIRD PARTIES FOR THE MARKETING AND SALES OF OUR SERVICES

    We rely significantly on indirect sales channels for the marketing and sales of our services. We will seek to continue to establish and maintain relationships and strategic arrangements with numerous broadband service providers in order to gain access to end users. Our agreements to date with these broadband service providers are non-exclusive, and we anticipate that future agreements will also be on a non-exclusive basis, allowing these broadband service providers to sell services offered by our competitors. These agreements are generally short term, and can be cancelled by broadband service providers without significant financial consequence. We cannot control how these broadband service providers perform and cannot be certain that their performance will be satisfactory to us or our customers. Several of these broadband service providers are young, emerging companies that are not fully funded and have ongoing funding obligations of their own that may affect the amount of services they purchase from us, the timing of their payments to us and their own ongoing viability as operating entities. Many of these companies have similar arrangements with our competitors and also compete directly with us. If the number of customers we obtain through indirect sales channels is significantly lower than our forecast for any reason, or if broadband service providers with which we have contracted are unsuccessful in competing in their own intensely competitive markets, these events would have a material and adverse effect on our business, prospects, operating results and financial condition.

IF FORECASTED SALES FOR SERVICES SOLD DIRECTLY TO OUR BUSINESS CUSTOMERS FOR A PARTICULAR PERIOD ARE NOT REALIZED IN THAT PERIOD DUE TO THE LENGTHY SALES CYCLE OF OUR SERVICES, OUR OPERATING RESULTS WILL BE HARMED

    The sales cycle of our network services can be very lengthy, particularly for large businesses. Our sales cycle for large businesses typically lasts at least six months. During this lengthy sales cycle, we will incur significant expenses in advance of the receipt of revenues. If sales that we forecast for a particular period do not occur because of our lengthy sales cycle, this event could materially and adversely affect our business, prospects, operating results and financial condition.

WE DEPEND ON INCUMBENT CARRIERS FOR COLLOCATION AND TRANSMISSION FACILITIES

    We must use copper telephone lines controlled by the incumbent carriers to provide DSL connections to customers. We also depend on the incumbent carriers for collocation and for a substantial portion of the transmission facilities we use to connect our equipment in incumbent carrier central offices to our Metro Service Centers. In addition, we depend on the incumbent carriers to test and maintain the quality of the copper telephone lines that we use. In many cases, we may be unable to obtain access to collocation and transmission facilities from the incumbent carriers, or to gain access at acceptable rates, terms and conditions, including timeliness. We have experienced, and expect to experience in the future, lengthy periods between our request for and the actual provision of the collocation space and copper telephone lines. An inability to obtain or maintain adequate and timely access to collocation space or transmission facilities on acceptable terms and conditions from incumbent carriers could have a material and adverse effect on our business, prospects, operating results and financial condition.

    Because we compete with incumbent carriers in our markets, they may be reluctant to cooperate with us. The incumbent carriers may experience, or claim to experience, a shortage of collocation space or transmission capacity. If this occurs, we may not have alternate means of connecting our DSL equipment with the copper telephone lines or connecting our equipment in central offices to Metro Service Centers. We have experienced rejections of some of our collocation applications on the grounds that no space is available. We may receive additional rejections in the future. The number of other competitive local exchange carriers that request collocation space will also affect the availability of collocation space and transmission capacity. If we are unable to obtain physical collocation space or transmission capacity from our targeted incumbent carriers, we may face delays, additional costs or an inability to provide services in certain locations. Where we use virtual collocation in our network, it reduces our control over our equipment, and therefore may reduce the level of quality and service we provide to our customers. Delays in obtaining access to collocation space and copper telephone lines or the rejection of our applications for collocation could result in delays in, and increased expenses associated with, the rollout of our services, which in turn could have a material and adverse effect on our business, prospects, operating results and financial condition.

WE ARE UNABLE TO CONTROL THE TERMS AND CONDITIONS UNDER WHICH WE GAIN ACCESS TO INCUMBENT CARRIER COLLOCATION AND TRANSMISSION FACILITIES

    We cannot control the terms under which we collocate our equipment, connect to copper telephone lines or gain the use of an incumbent carrier's transmission facilities. State tariffs, state public utility commissions, the Federal Communications Commission and interconnection agreements with the incumbent carriers determine the price, terms and conditions under which collocation space is made available, and they make these administrative determinations in ongoing hearings. Interconnection agreements and state public utility commissions also determine the terms and conditions of access to copper telephone lines and other components of an incumbent carrier's network. We may be unable to negotiate or enter into interconnection agreements on acceptable terms or at all. In addition, we cannot be sure that incumbent carriers will abide by their obligations under those agreements. Delays in obtaining interconnection agreements would delay our entry into certain markets. In addition, disputes may arise between us and the incumbent carriers with respect to interconnection agreements, and we may be unable to resolve disputes in our favor. If we are unable to enter into, or experience a delay in obtaining, interconnection agreements, this inability or delay could adversely affect our business, prospects, operating results and financial condition. Further, the interconnection agreements are generally short term, and we may be unable to renew the interconnection agreements on acceptable terms or at all. The state commissions, the Federal Communications Commission and the courts oversee, in varying degrees, interconnection arrangements as well as the terms and conditions under which we gain access to incumbent carrier copper telephone lines and transmission facilities. These government entities may modify the terms or prices of our interconnection agreements and our access to incumbent carrier copper telephone lines and transmission facilities in ways that would be adverse to our business. The Federal Communications Commission and state regulatory commissions establish the rates for DSL-capable copper telephone lines as well as other rates, terms and conditions of our dealings with the incumbent carriers in ongoing public hearings. Participation in these hearings will involve significant management time and expense. Incumbent carriers may from time to time propose new rates, and the outcomes of hearings and rulings could have a material and adverse effect on our business, prospects, operating results and financial condition.

THE MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST ESTABLISHED INDUSTRY COMPETITORS WITH SIGNIFICANTLY GREATER FINANCIAL RESOURCES

    We will face competition from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We expect the level of competition to intensify in the future. We expect significant competition from incumbent local exchange carriers, traditional and new interexchange carriers, other DSL providers, cable modem service providers, Internet service providers, wireless and satellite data service providers and other competitive carriers. Incumbent local exchange carriers have existing metropolitan area networks and circuit-switched local access networks. In addition, most incumbent local exchange carriers are establishing their own Internet service provider businesses and are in some stage of market trials and retail sales of DSL-based access services. Incumbent local exchange carriers are aggressively marketing these services to their residential customers at attractive prices. We believe that incumbent local exchange carriers have the potential to quickly overcome many of the issues that have delayed widespread deployment of DSL services in the past. It is possible that present or future competitors may reduce prices for competitive services, perhaps drastically. In addition, we may experience substantial customer turnover in the future. Many providers of telecommunications and networking services experience high rates of customer turnover.

    Many of the leading traditional long distance carriers, including AT&T Corporation, WorldCom and Sprint, are expanding their capabilities to support high-speed, end-to-end networking services. The newer long distance carriers, including Williams, Level 3 Communications and Qwest, are building and managing high bandwidth, nationwide packet networks and partnering with Internet service providers to offer services directly to the public. Cable modem service providers, like Excite@Home Networks, are offering or preparing to offer high-speed Internet access over hybrid fiber networks to consumers, and @Work has positioned itself to do the same for businesses. Several new companies are emerging as wireless, including satellite-based, data service providers. Internet service providers, including some with significant and even nationwide presences, provide Internet access to residential and business customers, generally over the incumbent carriers' circuit switched networks, although some offer competitive DSL-based access. Certain competitive carriers, including Covad Communications Group, Inc. and NorthPoint Communications, Inc., offer competitive DSL-based access services, and, like us, have attracted strategic equity investors, marketing allies and product development partners. Others are likely to do the same in the future. In addition, regional Internet service providers and competitive carriers, including HarvardNet, Inc., Network Access Solutions Corp. and DSL.net, Inc. offer competitive DSL-based services that compete with the services we offer. As a result of increasing competition for our services, we are experiencing substantial price competition, particularly with respect to sales generated through our indirect sales channels.

    Many of these competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. Some of the technologies used by these competitors for local access connections include ISDN, DSL, wireless data and cable modems. Some of the competitive factors in our markets include transmission speed, reliability of service, breadth of service availability, price, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts. We believe that we compare unfavorably with many of our competitors with regard to, among other things, brand recognition, existing relationships with end users, available pricing discounts, central office access, capital availability and exclusive contracts.

Substantially all of our competitors and potential competitors have substantially greater resources than us. We may not be able to compete effectively in our target markets. Our failure to compete effectively would have a material and adverse effect on our business, prospects, operating results and financial condition.

CONSOLIDATION WITHIN THE TELECOMMUNICATIONS INDUSTRY COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

    Consolidation of some of the major telecommunications service providers and strategic alliances among other service providers have occurred since the passage of the Telecommunications Act of 1996. Further consolidations and alliances among our competitors could lead to fewer large volume sales, reduced operating margins, increased "one stop shopping" among consumers, loss of market share, increased competition and increased difficulties penetrating new markets.

OUR NETWORK SERVICES MAY NOT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE BECAUSE OUR PRICES ARE OFTEN HIGHER THAN THOSE CHARGED FOR COMPETING SERVICES

    Our prices are in some cases higher than the prices our competitors charge for some of their services. Prices for digital communications services have fallen historically, and we expect prices in the industry in general, and for the services we offer now and plan to offer in the future, to continue to fall. We may be required to reduce prices periodically to respond to competition and to generate increased sales volume. Our prices may not permit our network services to gain a desirable level of commercial acceptance, and we may be unable to sustain any current or future pricing levels. Furthermore, we expect that the mix of services our customers purchase will change from time to time and that a mix more heavily weighted toward the lower priced services would reduce the average revenue we receive per customer. Due to these factors, we cannot accurately forecast our revenues or the rate at which we will add new customers.

OUR SERVICES ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS

    A significant portion of the services that we offer through our subsidiaries is subject to regulation at the federal, state and/or local levels. Future federal, state or local regulations and legislation may be less favorable to us than current regulation and legislation and, therefore, have an adverse impact on our business, prospects, operating results and financial condition. In addition, we may expend significant financial and managerial resources to participate in rule-setting proceedings at either the federal, state or local level, without achieving a favorable result. In particular, we believe that incumbent carriers will work aggressively to modify or restrict the operation of many provisions of the 1996 Telecommunications Act. We expect incumbent carriers will pursue litigation in courts, institute administrative proceedings with the Federal Communications Commission and other regulatory agencies and lobby the United States Congress, all in an effort to affect laws and regulations in a manner favorable to the incumbent carriers and against the interest of competitive carriers such as us. If the incumbent carriers succeed in any of their efforts, if these laws and regulations change or if the administrative implementation of laws develops in an adverse manner, these events could have a material and adverse effect on our business, prospects, operating results and financial condition.

OUR FAILURE TO MANAGE GROWTH COULD ADVERSELY AFFECT US

    We have rapidly and significantly expanded our operations. We anticipate further significant expansion of our operations and the systems supporting those operations in an effort to achieve our network rollout and deployment objectives. Our expansion to date has strained our management, financial controls, operations systems, personnel and other resources. Any future rapid expansion would increase these strains. If our marketing strategy is successful, we may experience difficulties responding to customer demand for services and technical support in a timely manner and in accordance with their expectations.

As a result, rapid growth of our business would make it difficult to implement successfully our strategy to provide superior customer service. To manage any growth of our operations, we must:

    - improve existing and implement new operational, financial and management information controls, operational support systems, reporting systems and procedures;

    - improve existing and implement new customer relations, billings and collections practices, procedures and systems;

    - hire, train and manage additional qualified personnel;

    - expand and upgrade our core technologies; and

    - effectively manage multiple relationships with our customers, suppliers and other third parties.

    We may not be able to install operational support systems or management information and control systems in an efficient and timely manner, and our current or planned customer, billing and collections, personnel, systems, procedures and controls may not be adequate to support our future operations. Failure to manage our future growth effectively could adversely affect the expansion of our customer base and service offerings. Any failure to successfully address these issues could materially and adversely affect our business, prospects, operating results and financial condition.

FAILURE TO EFFECTIVELY DEVELOP AND MARKET NETWORK FEATURES AND APPLICATIONS COULD LIMIT OUR REVENUE GROWTH

    Our business model relies on network features and applications to increase our revenues. We have only recently begun to develop these network features and applications. In order to be successful, we must develop and effectively market network features and applications that are widely accepted, at profitable prices. We cannot assure you that we will be able to do so. Our failure to develop and market these features and applications could materially and adversely affect our business, prospects, operating results and financial condition.

THE TELECOMMUNICATIONS INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGE, AND NEW TECHNOLOGIES MAY BE SUPERIOR TO THE TECHNOLOGY WE USE

    The telecommunications industry is subject to rapid and significant technological changes, such as continuing developments in DSL technology and alternative technologies for providing high-speed data communications. We cannot predict the effect of technological changes on our business. We will rely in part on third parties, including certain of our competitors and potential competitors, for the development of and access to communications and networking technology. We expect that new products and technologies applicable to our market will emerge. New products and technologies may be superior to and/or render obsolete the products and technologies that we currently use. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and evolving industry standards. We may be unable to obtain access to new technology on acceptable terms or at all, and we may be unable to adapt to new technologies and offer services in a competitive manner. Our joint development projects with Cisco and WorldCom and our strategic arrangement with Microsoft may not produce useful technologies or services for us. Further, new technologies and products may not be compatible with our technologies and business plan. In addition, many of the products and technologies that we intend to use in our network services are relatively new and unproven and may be unreliable.

WE MAY BE UNABLE TO EFFECTIVELY EXPAND OUR NETWORK SERVICES AND PROVIDE HIGH PERFORMANCE TO A SUBSTANTIAL NUMBER OF END USERS

    Due to the limited deployment of our network services, we cannot guarantee that our network will be able to connect and manage a substantial number of end users at high transmission speeds. We may be unable to scale our network to service a substantial number of end users while achieving high performance. Further, our network may be unable to achieve and maintain competitive digital transmission speeds. While digital transmission speeds of up to 7.1 Mbps are possible on certain portions of our network, that speed is not available over a majority of our network. Actual transmission speeds on our network will depend on a variety of factors and many of these factors are beyond our control, including the type of DSL technology deployed, the distance an end user is located from a central office, the quality of the telephone lines, the presence of interfering transmissions on nearby lines and other factors. As a result, we may not be able to achieve and maintain digital transmission speeds that are attractive in the market.

OUR SERVICES MAY SUFFER OR BE UNAVAILABLE BECAUSE THE COPPER TELEPHONE LINES WE REQUIRE MAY BE UNAVAILABLE OR IN POOR CONDITION

    Our ability to provide DSL-based services to potential customers depends on the quality, physical condition, availability and maintenance of copper telephone lines within the control of the incumbent carriers. We believe that the current condition of copper telephone lines in many cases will be inadequate to permit us to fully implement our network services. In addition, the incumbent carriers may not maintain the copper telephone lines in a condition that will allow us to implement our network effectively. The copper telephone lines may not be of sufficient quality or the incumbent carriers may claim they are not of sufficient quality to allow us to fully implement or operate our network services. Further, some telephone services employ technologies other than copper lines, and DSL might not be available over these telephone lines.

OUR INTERNATIONAL ALLIANCES AND INVESTMENTS EXPOSE US TO INTERNATIONAL RISKS

    Our current investments in Japan and Canada (and any other future international investments could) expose us to risks inherent in international operations, such as:

    - general economic, social and political conditions;

    - ownership of a non-controlling, minority position in a foreign entity;

    - reliance on the management and business acumen of our foreign partners;

    - difficulties of compliance with applicable foreign laws and regulations that impose restrictions on our foreign investments and/or us;

    - difficulties in obtaining foreign licenses or interconnection agreements on acceptable terms or at all; and

    - changes in U.S. laws that could affect our foreign investments.

OUR DOMESTIC ALLIANCES AND INVESTMENTS EXPOSE US TO NON-OPERATING RISKS

    Our current domestic alliances and investments with U.S partners here in the United States expose us to minority investor risks, such as:

    - ownership of a non-controlling, minority position in a domestic entity;

    - reliance on the management and business acumen of other partners, who, individually or in the aggregate, may control the operations of the entity;

    - reliance on the financial strength of our partners and the investment entity; and

    - the ability of such entities to successfully implement, carry out, finance and execute their own business plans.

OUR SUCCESS DEPENDS ON OUR RETENTION OF CERTAIN KEY PERSONNEL AND ON THE PERFORMANCE OF THOSE PERSONNEL

    Our success depends on the performance of our officers and key employees, especially our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer. Members of our senior management team have worked together for only a short period of time. We do not have "key person" life insurance policies on any of our employees and we do not have employment agreements for fixed terms with any of our employees. Any of our employees, including any member of our senior management team, may terminate his or her employment with us at any time. Given our early stage of development, we depend on our ability to retain and motivate high quality personnel, especially our management. Our future success also depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing, accounting, legal, billings and collections and customer service personnel. Moreover, the industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We may be unable to continue to employ our key personnel or to attract and retain qualified personnel in the future. We face intense competition for qualified personnel, particularly in software development, network engineering and product management.

WE DEPEND ON THIRD PARTIES FOR EQUIPMENT, INSTALLATION AND PROVISION OF FIELD SERVICE

    We currently plan to purchase all of our equipment from many vendors and outsource the majority of the installation and field service of our networks to third parties. Our reliance on third party vendors involves a number of risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs and, in the case of certain vendors, reduced availability of vendor financing. If any of our suppliers reduces or interrupts its supply, or if any significant installer or field service provider interrupts its service to us, this reduction or interruption could disrupt our business. Although multiple manufacturers currently produce or are developing equipment that will meet our current and anticipated requirements, our suppliers may be unable to manufacture and deliver the amount of equipment we order, or the available supply may be insufficient to meet our demand or the vendor financing terms offered my be unacceptable to us. Currently, almost all of the DSL modem and DSL multiplexing equipment we use for a single connection over a copper telephone line must come from the same vendor since there are no existing interoperability standards for the equipment used in our higher speed services. If our suppliers or licensors enter into competition with us, or if our competitors enter into exclusive or restrictive arrangements with the suppliers or licensors, then these events may materially and adversely affect the availability and pricing of the equipment we purchase and the technology we license.

A SYSTEM FAILURE OR BREACH OF NETWORK SECURITY COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR CUSTOMERS

    Our operations depend on our ability to avoid damages from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. A natural disaster or other unanticipated problem at our owned or leased facilities could interrupt our services. Additionally, if an incumbent carrier, competitive carrier or other service provider fails to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, then this failure could interrupt our services.

    Despite the implementation of security measures, our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Corporate networks and Internet service providers have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might cause us to be liable to our customers, and also might deter potential customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and our customers' end users.

INTERFERENCE OR CLAIMS OF INTERFERENCE COULD DELAY OUR ROLLOUT OR HARM OUR SERVICES

    All transport technologies deployed on copper telephone lines have the potential to interfere with, or to be interfered with by, other transport technologies on the copper telephone lines. We believe that our DSL technologies, like other transport technologies, do not interfere with existing voice services. We believe that a workable plan that takes into account all technologies could be implemented in a scalable way across all incumbent carriers using existing plant engineering principles. There are several initiatives underway to establish national standards and principles for the deployment of DSL technologies. We believe that our technologies can be deployed consistently with these evolving standards. Nevertheless, incumbent carriers may claim that the potential for interference permits them to restrict or delay our deployment of DSL services. Interference could degrade the performance of our services or make us unable to provide service on selected lines. The procedures to resolve interference issues between competitive carriers and incumbent carriers are still being developed, and these procedures may not be effective. We may be unable to successfully negotiate interference resolution procedures with incumbent carriers. Moreover, incumbent carriers may make claims regarding interference or unilaterally take action to resolve interference issues to the detriment of our services. Federal or state regulators could also institute responsive actions. Interference, or claims of interference, if widespread, would adversely affect our speed of deployment, reputation, brand image, service quality and customer satisfaction and retention.

WE DEPEND ON THIRD PARTIES FOR FIBER OPTIC TRANSPORT FACILITIES

    We depend on the availability of fiber optic transmission facilities from third parties to connect our equipment within and between metropolitan areas. These third party fiber optic carriers include long distance carriers, incumbent carriers and other competitive carriers. Many of these entities are, or may become, our competitors. This approach includes a number of risks. For instance, we may be unable to negotiate and renew favorable supply agreements. Further, we depend on the timeliness of these companies to process our orders for customers who seek to use our services. We have experienced supply problems with certain of our fiber optic suppliers. Fiber optic transport providers may not be able to meet our needs on a timely basis. Moreover, the fiber optic transport providers whose networks we lease may be unable to obtain or maintain permits and rights-of-way necessary to develop and operate existing and future networks.

UNCERTAIN FEDERAL AND STATE TAX AND OTHER SURCHARGES ON OUR SERVICES MAY INCREASE OUR PAYMENT OBLIGATIONS

    Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate and intrastate services. The division of our services between interstate and intrastate services is a matter of interpretation, and in the future the Federal Communications Commission or relevant state commission authorities may contest this division. A change in the characterization of the jurisdiction of our services could cause our payment obligations to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, we may be subject to increases in the surcharges and fees currently paid.

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE TO PROTECT OUR PROPRIETARY RIGHTS, AND WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS

    We rely on a combination of licenses, confidentiality agreements and other contracts to establish and protect our technology and other intellectual property rights. We have applied for trademarks and servicemarks on certain terms and symbols that we believe are important for our business. We currently have no patents or patent applications pending. The steps we have taken may be inadequate to protect our technology or other intellectual property. Moreover, our competitors may independently develop technologies that are substantially equivalent or superior to ours. Third parties may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use technology we rely upon to conduct our business. We also rely on unpatented trade secrets and know-how to maintain our competitive positions, which we seek to protect, in part, by confidentiality agreements with employees, consultants and others. However, these agreements may be breached or terminated, and we may not have adequate remedies for any breach. In addition, our competitors may otherwise learn or discover our trade secrets. Our management personnel were previously employees of other telecommunications companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved prior to joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets and other similar claims.

RISKS ASSOCIATED WITH POTENTIAL GENERAL ECONOMIC DOWNTURN

    In the last few years the general health of the economy has been relatively strong and growing, a consequence of which has been increasing capital spending by individuals and growing companies to keep pace with rapid technological advances. The Federal reserve Board has increased interest rates six times in the past 18 months in an effort to moderate growth. There are signs, albeit inconsistent ones, that the pace of the national economy and economic growth are slowing to more moderate levels than those seen in the past 24 months. To the extent the general economic health of the United States declines from recent historically high levels, or to the extent individuals or companies fear a decline is imminent, these individuals and companies may reduce expenditures such as those for our services. Any decline or concern about an imminent decline could delay decisions among certain of our customers to roll out our services or could delay decisions by prospective customers to make initial evaluations of our services. Any delays would have a material and adverse effect on our business, prospects, operating results and financial condition.

OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWN A SIGNIFICANT PERCENTAGE OF OUR COMPANY AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY

    Our executive officers, directors and principal stockholders together beneficially own 36.9% of the total voting power of our company. Accordingly, these stockholders will effectively be able to determine the composition of our board of directors, will retain the effective voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, WE WOULD BECOME SUBJECT TO SUBSTANTIAL REGULATION WHICH WOULD INTERFERE WITH OUR ABILITY TO CONDUCT OUR BUSINESS ACCORDING TO OUR BUSINESS PLAN

    As a result of our previous financings, we have substantial cash, cash equivalents and short-term investments. We plan to continue investing the excess proceeds of these financings in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in our being treated as an "investment company" under the Investment Company Act of 1940. The Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.

    We believe that we are primarily engaged in a business other than investing in or trading securities and, therefore, are not an investment company within the meaning of the Investment Company Act. If the Investment Company Act required us to register as an investment company, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us would materially and adversely affect our business, prospects, operating results and our financial condition.

WE EXPECT OUR STOCK PRICE TO BE VOLATILE

    The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could fluctuate widely in response to many factors, including the following:

    - our historical and anticipated quarterly and annual operating results;

    - announcements of new products or services by us or our competitors or new competing technologies;

    - the addition or loss of business or service provider customers;

    - variations between our actual results and analyst and investor expectations;

    - investor perceptions of our company and comparable public companies;

    - conditions or trends in the telecommunications industry, including regulatory developments;

    - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - future equity or debt offerings or our announcements of such offerings;
      and

    - general market and economic conditions.

    In addition, in recent years the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS

    We have not paid any dividends on our common stock, and we do not intend to pay cash dividends on our common stock in the foreseeable future. Our current financing documents contain provisions which restrict our ability to pay dividends.

ANTI-TAKEOVER PROVISIONS COULD NEGATIVELY IMPACT OUR STOCKHOLDERS

    Our Board of Directors has adopted a stockholder rights plan. Our stockholder rights plan would cause substantial dilution to any person or group that attempts to acquire our company on terms not approved in advance by our Board of Directors. In addition, some of the provisions that may be included in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition at a premium price. These provisions include:

    In addition, in recent years the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS

    We have not paid any dividends on our common stock, and we do not intend to pay cash dividends on our common stock in the foreseeable future. Our current financing documents contain provisions which restrict our ability to pay dividends.

ANTI-TAKEOVER PROVISIONS COULD NEGATIVELY IMPACT OUR STOCKHOLDERS

    Our Board of Directors has adopted a stockholder rights plan. Our stockholder rights plan would cause substantial dilution to any person or group that attempts to acquire our company on terms not approved in advance by our Board of Directors. In addition, some of the provisions that may be included in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition at a premium price. These provisions include:

    - authorizing the issuance of "blank check" preferred stock;

    - providing for a classified Board of Directors with staggered, three-year terms;

    - eliminating the ability of stockholders to call a special meeting of stockholders;

    - limiting the removal of directors by the stockholders to removal for cause; and

    - requiring a super-majority stockholder vote to effect certain amendments.

    In addition, certain provisions of the Delaware General Corporation Law and our stockholder rights plan may deter someone from acquiring or merging with us, including a transaction that results in stockholders receiving a premium over the market price for the shares of common stock held by them. Section 203 of the Delaware General Corporation Law also imposes certain restrictions on mergers and other business combinations between us and any holder of more than 15% and less than 85% of our common stock.

    Our Indentures require us to offer to repurchase all of our Indenture notes for 101% of their accreted value or principal amount, as the case may be, plus any accrued interest and liquidated damages, within 30 days after a change of control. We might not have sufficient funds available at the time of any change of control to make any required payment, as well as any payment that may be required pursuant to any other outstanding indebtedness at the time, including our indebtedness to equipment financing lenders, or outstanding preferred stock. These covenants may also deter third parties from entering into a change of control transaction with us.

THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for the common stock. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

OUR OBLIGATION TO PAY QUARTERLY CASH DIVIDENDS ON OUR SERIES F PREFERRED STOCK MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

    Quarterly cash dividends of approximately $5.1 million are due on our Series F preferred stock in the first week of March, June, September and December of each year until the Series F preferred stock is redeemed. The
Series F preferred stock must be redeemed in March of 2012, unless we redeem it earlier. Due to restrictive covenants in our Indentures, we cannot pay cash dividends directly to holders of our Series F preferred stock. However, we do have the right to issue shares of our common stock to a third party, including our transfer agent, who will then, in turn, resell the shares pursuant to this prospectus, and uses the proceeds from such sales to pay the quarterly dividends to holders of our Series F preferred stock. As a result, the shares eligible for sale in this offering put considerable downward pressure on the market value of our common stock and could have a material adverse effect on the market price of our common stock.

                              RECENT DEVELOPMENTS

    In September 2000, we entered into a strategic relationship with FireTap, Inc, an affiliate of Homestore.com. Firetap intends to offer DSL, ISP and other telecom services through alliances with persons in the real estate industry and key technology providers. As part of the same transaction, our wholly-owned subsidiary, RHOMS, Inc., acquired three percent (3%) of the shares of FireTap common stock (on a fully-diluted basis) in exchange for certain past services and other non-cash consideration, and we also received the right to acquire up to an additional two percent of the shares of Firetap common stock (on a fully-diluted basis) in exchange for certain future services and other non-cash consideration, including Catherine Hapka's services as a director. In addition, over the next six (6) months, we have the right to earn up to an additional 0.1% of the shares of Firetap common stock (on a fully-diluted basis) for every one million dollars of investment accepted by FireTap from an investor that we identify, refer to or otherwise introduce to FireTap.

    In October 2000, we entered into a strategic relationship with Winfire, Inc., a single-source provider of broadband Internet access. As part of the same transaction, our wholly-owned subsidiary, Rhythms Winfire, Inc., purchased 2,659,575 shares of Series C preferred stock of Winfire for $5,000,000. The Series C preferred stock is convertible into shares of Winfire common stock at a conversion price of $1.88 per share, subject to standard protective conversion price adjustments.

    In October 2000, Rhythms Canada, Inc., our Canadian corporate joint venture with Axxent Corp., a wholly-owned subsidiary of Axxent Inc., made a capital call. To satisfy our portion of the capital call, we contributed $5,000,000 to our wholly-owned subsidiary, RCanada, Inc., which then funded our share of the capital call.

    In October 2000, we contributed all of our Axxent, Inc. stock, consisting of 763,680 shares of common stock, to our wholly-owned subsidiary, RAxxent, Inc.

    On October 23, 2000, we announced operating results for our third quarter ended September 30, 2000. Revenue for the third quarter increased 41% to $17.2 million as compared to second quarter 2000 revenue of $12.2 million. This compares to revenue of $3.3 million for the third quarter ended September 30, 1999. Reflecting the continued deployment of our national network, earnings before interest, taxes, litigation settlement, depreciation and amortization of deferred expenses, or EBITDA, for the third quarter 2000 was a loss of $116.8 million. This compares to an EBITDA loss of $106.2 million for the second quarter 2000. Operating lease expense of $18.5 million is included in the third quarter 2000 EBITDA results. The net loss for the third quarter 2000 was $147.6 million, compared to a net loss of $61.8 million for the third quarter 1999 and $139.7 million for the second quarter 2000.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the common stock. The common stock is being sold by the stockholders described in "Selling Stockholders," and the sales proceeds will be used to pay the quarterly dividends to holders of our Series F preferred stock. We will pay for all expenses necessary to register the securities offered under this prospectus.

                              SELLING STOCKHOLDERS

    The following table describes the holders of common stock which have requested to be included in this prospectus. Under the terms of our Series F preferred stock, we have the right to issue shares of our common stock to a third party, such as our transfer agent, who has agreed to sell such common stock and use the proceeds to pay quarterly dividends to the holders of our Series F preferred stock. This common stock may be offered and sold under this prospectus. The information in the following table has been obtained from the holders of common stock identified in the table. Computershare Trust
Company, Inc.,
formerly known as American Securities Transfer & Trust, Inc., acts as the transfer agent for our common stock and our Series F preferred stock.

                                          SHARES OWNED PRIOR TO   SHARES OFFERED FOR   SHARES OWNED AFTER THIS
SELLING STOCKHOLDER                           THIS OFFERING              SALE                 OFFERING
-------------------                       ---------------------   ------------------   -----------------------
Computershare Trust Company, Inc.,
  formerly American Securities Transfer
  & Trust, Inc..........................         3,344,870             3,344,870                 -0-

                              PLAN OF DISTRIBUTION

    Quarterly cash dividends in the amount of approximately $5.1 million are due on our Series F preferred stock on December 4, 2000, March 5, 2001, June 4, 2001 and September 3, 2001. We may transfer shares to a third party, including our transfer agent, who has agreed to sell such shares and use the sale proceeds to make the quarterly dividend payments in cash to the holders of Series F preferred stock. This common stock may be resold by the third party under this prospectus as described below.

    The selling stockholders and any brokers, dealers or agents who participate in the sale of the securities may be considered "underwriters," and any profits on the sale of the common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be considered underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be considered underwriters, they may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Section 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    The selling stockholders may sell the common stock offered under this prospectus from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The common stock may be sold in different ways including by one or more of the following methods:

    - a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

    - purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this prospectus,

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

    - an exchange distribution in accordance with the rules of that exchange,

    - face-to-face transactions between sellers and purchasers without a broker-dealer, and

    - through the writing of options.

    At any time a particular offer of the common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed which will contain the amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from you selling securities and any discounts, commissions or concessions allowed or reallowed or paid to dealers. A prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the common stock covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

    To the best of our knowledge, there are currently no plans, arrangements or understandings between any holders and any broker, dealer, agent or underwriter regarding the sale of the common stock. There is no assurance that any holder will sell any or all of the common stock offered under this prospectus or that any holder will not transfer, devise or gift the common stock by other means not described in this prospectus.

    The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M, which may limit the timing of purchases and sales of any of the common stock by you and any other such person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities with respect to the particular common stock being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the common stock.

    We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. These forward-looking statements address, among other things:

    - our network rollout plans and strategies;

    - development and management of our business;

    - our ability to attract, retain and motivate qualified personnel;

    - success of our strategic alliances;

    - our ability to attract, retain, service and bill and collect from customers;

    - the extent of acceptance of our services;

    - the market opportunity and trends in the markets for our services;

    - our ability to upgrade our technologies;

    - prices of telecommunication services;

    - the nature of regulatory requirements that apply to us;

    - our ability to obtain any required governmental authorizations;

    - our ability to fund capital expenditures and working capital requirements;

    - our ability to obtain financing on commercially reasonable terms

    - our ability to compete; and

    - the extent and nature of competition.

    These statements may be found in this section, in the front inside cover of this offering memorandum, in the sections of this prospectus entitled "Risk Factors" and in this prospectus generally.

    We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks facing us, including risks stated in "Risk Factors," or faulty assumptions on our part. For example, assumptions that could cause actual results to vary materially from future results include, but are not limited to:

    - our ability to successfully market our services to, and to bill and collect from our, current and new customers;

    - our ability to generate customer demand for our services in our target markets;

    - the development of our target market and market opportunities;

    - market pricing for our services and for competing services;

    - the extent of increasing competition;

    - our ability to acquire funds to expand our network;

    - the ability of our equipment and service suppliers to meet our needs;

    - trends in regulatory, legislative and judicial developments;

    - our ability to scale our business to meet the demands of our customers;

    - our ability to control our corporate overhead while rapidly growing our business;

    - the mix of our services that our customers purchase at different prices;

    - our ability to manage growth of our operations; and

    - our ability to access regions and enter into suitable interconnection agreements with incumbent carriers.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 LEGAL MATTERS

    Brownstein Hyatt & Farber P.C., Denver, Colorado, will pass upon the validity of the common stock for us.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of this material at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the Public Reference Room by calling the SEC at
(800) 732-0330. In addition, we are required to file electronic versions of such material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide

Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our common stock is listed on Nasdaq reports and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 "K" Street, N.W., Washington, D.C. 20001-1500 U.S.A.

    You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

    In making an investment decision regarding the common stock, you must rely on your own examination of us and the terms of the offering, including the merits and risks involved. The contents of this prospectus are not to be considered as legal, business or tax advice. You should consult your own counsel, accountants or other advisors as to legal, tax, business, financial and related aspects of a purchase of the shares of common stock.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    This prospectus incorporates certain documents about us by reference which are not presented in this prospectus or delivered with this prospectus. We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

    - our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed on March 30, 2000;

    - our Definitive Proxy Statement on Schedule 14A, filed on April 10, 2000;

    - our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, filed on May 12, 2000;

    - our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed on August 14, 2000; and

    - the description of our common stock contained in our Registration Statement on Form 8-A filed on April 8, 1999.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the shares offered by this prospectus have been sold:

    - reports filed under Sections 13(a) and (c) of the Exchange Act;

    - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    - any reports filed under Section 15(d) of the Exchange Act.

    The reports and other documents that we file after the date of this prospectus will update and supercede the information in this prospectus.

    You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                          Rhythms NetConnections Inc.
                            9100 East Mineral Circle
                           Englewood, Colorado 80112
                                 (303) 476-4200

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                          RHYTHMS NETCONNECTIONS INC.

                              3,344,870 SHARES OF

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                            , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the SEC registration fee and the Nasdaq National Market listing fee.

SEC registration fee........................................  $  2,177.96
Nasdaq National Market listing fee..........................    33,448.70
Printing and engraving expenses.............................    50,000.00
Legal fees and expenses.....................................    50,000.00
Accounting fees and expenses................................    40,000.00
Miscellaneous expenses......................................    10,000.00
                                                              -----------
  TOTAL.....................................................  $185,626.66+
                                                              ===========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145 of the Delaware General Corporation Law permits indemnification of our officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

    Article VII, Section 1 of our Restated Bylaws provides that we shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnify thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was our director or officer (or was serving at our request as a director of officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the relevant section of the Delaware General Corporation Law.

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article V, Section (A) of our Restated Certificate of Incorporation provides that a director of ours shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

    We have entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to us (except to the extent the court determines he or she is fairly and reasonable entitled to indemnity for expenses), for settlements not approved by us or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for us to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to us copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

    We have purchased director's and officers' liability insurance. We intend to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions.

    We have an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS.

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
       3.1(8)           Restated Certificate of Incorporation of Rhythms
                        NetConnections Inc.
       3.2(8)           Certificate of Amendment of Restated Certificate of
                        Incorporation of the Registrant.
       3.3(2)           Certificate of Designation of Series 1 Junior Participating
                        Preferred Stock of Registrant.
       3.4(2)           Restated Bylaws of the Registrant.
       3.5(7)           Certificate of Designation of 6 3/4% Series F Convertible
                        Preferred Stock of Registrant.
       3.6(7)           Certificate of Designation of 8.25% Series E Convertible
                        Preferred Stock of Registrant.
       4.1(2)           Form of Certificate of common stock.
       4.2(1)           Indenture, dated as of May 5, 1998, by and between the
                        Registrant and State Street Bank and Trust Company of
                        California, N.A., as trustee, including form of the
                        Registrant's 13 1/2% Senior Discount Notes due 2008, Series
                        A and form of Registrant's 13 1/2% Senior Discount Notes due
                        2008, Series B.
       4.3(1)           Warrant Agreement, dated as of May 5, 1998, by and between the Registrant and State Street Bank and Trust Company of
                        California, N.A.
       4.4(1)           Warrant Registration Rights Agreement, dated as of May 5,
                        1998, by and among the Registrant and Merrill Lynch & Co.,
                        Merrill Lynch, Pierce, Fenner & Smith Incorporated, and
                        Donaldson, Lufkin & Jenrette Securities Corporation.
       4.5(2)           Warrant to Purchase Shares of Common Stock, dated May 19,
                        1998, by and between Registrant and Sun Financial Group,
                        Inc.
       4.6(2)           Common Stock Purchase Warrant, dated March 3, 1999, by and between the Registrant and MCI WorldCom Venture Fund, Inc.
       4.7(2)           Common Stock Purchase Warrant, dated March 16, 1999, by and between the and Microsoft Corporation.
       4.8(2)           Warrant to Purchase Shares of Common Stock, dated March 31,
                        1999, by and between and GATX Capital Corporation.
       4.9(2)           Warrant Purchase Agreement, dated as of April 6, 1999, by
                        and between Registrant and MCI WorldCom Venture Fund, Inc.
       4.10(2)          Common Stock Purchase Warrant, dated April 6, 1999, by and among the Registrant and MCI WorldCom Venture Fund, Inc.
       4.11(2)          Common Stock Purchase Warrant, dated April 6, 1999, by and among the Registrant and U.S. Telesource, Inc.

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
       4.12(2)          Common Stock Purchase Warrant, dated April 5, 1999, by and among the Registrant and Cisco Systems Capital Corporation.
       4.13(2)          Rights Agreement, dated April 2, 1999, by and among
                        Registrant and American Securities Transfer & Trust, Inc.
       4.14(3)          Indenture, dated as of April 23, 1999, by and between the
                        Registrant and State Street Bank and Trust Company of
                        California, N.A., as trustee, Including form of the
                        Registrant's 12 3/4% Senior Notes due 2009, Series A and
                        form of the Registrant's 12 3/4% Senior Notes due 2009,
                        Series B.
       4.15(3)          Notes Registration Rights Agreement, dated as of April 23,
                        1999, by and among the Registrant and Merrill Lynch & Co.,
                        Merrill Lynch, Pierce Fenner & Smith Incorporated, Salomon
                        Smith Barney Inc. and Chase Securities Inc.
       4.16(3)          Pledge and Escrow Agreement, dated as of April 23, 1999,
                        from the Registrant as Pledgor to State Street Bank and
                        Trust Company of California, N.A., as trustee.
       4.17(4)          Amendment No. 1 to Warrant Agreement, dated as of August,
                        1999 between the Registrant and State Street Bank and Trust
                        Company of California, N.A.
       4.18(7)          Indenture, dated February 23, 2000, by and between the
                        Registrant and State Street Bank and Trust Company of
                        California, N.A., as trustee, including form of the
                        Registrant's 14% Senior Notes due 2010, Series A and form of the Registrant's 14% Senior Notes due 2010, Series B.
       4.19(7)          Notes Registration Statement, dated as of February 23, 2000, among the Registrant, Merrill Lynch & Co., Merrill Lynch,
                        Pierce, Fenner and Smith Incorporated, and Salomon Smith
                        Barney Inc., Chase Securities Inc., and Credit Suisse First
                        Boston.
       4.20(7)          Registration Rights Agreement, dated March 3, 2000, by and among the Registrant and Merrill Lynch, Pierce, Fenner and
                        Smith Incorporated and Salomon Smith Barney Inc.
       4.21(7)          Registration Rights Agreement, dated March 16, 2000, by and among the Registrant and the entities listed on Schedule I thereto.
       4.22(12)         Rhythms NetConnections Inc. 2000 Stock Award Plan and Form
                        of Stock Award Agreement.
       4.23(9)          Amended and Restated Rhythms NetConnections Inc. 2000 Stock
                        Award Plan and Form of Stock Award Agreement.
       5.1*             Opinion of Brownstein Hyatt & Farber, P.C.
       9.1(1)           Voting Trust Agreement, dated as of May 5, 1998, by and
                        among Sprout Capital VII, L.P., Donaldson Lufkin & Jenrette
                        Securities Corporation, and First Union Trust Company,
                        National Association, as trustee.
       9.2(1)           Voting Trust Agreement, dated as of March 12, 1998, by and between Enron Communications Group, Inc. and the Registrant, as trustee.
      10.1(1)           Series A Preferred Stock Purchase Agreement, dated July 3,
                        1997, by and among the Registrant and the Investors listed on Schedule A thereto.
      10.2(1)           Subsequent Closing Purchase Agreement, dated December 23,
                        1997, by and among the Registrant and the Investors listed on Schedule A thereto.
      10.3(1)           Series B Preferred Stock Purchase Agreement, dated March 12,
                        1998, by and among the Registrant and the Investors listed on Schedule A thereto.
      10.4(2)           Enterprise Services Solution Agreement between Cisco
                        Systems, Inc. and the Registrant, dated December 3, 1998
      10.5(2)           Series C Preferred Stock Purchase Agreement, dated March 3,
                        1999, by and among the Registrant and MCI WorldCom Venture
                        Fund, Inc.

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
      10.6(2)           Amended and Restated Investors' Rights Agreement, dated
                        March 3, 1999, by and among the Registrant and the Investors listed on Schedule A thereto.
      10.7(2)           Agreement, dated March 3, 1999, by and between the
                        Registrant and MCI WorldCom, Inc.
      10.8(2)           Series C Preferred Stock and Warrant Purchase Agreement,
                        dated March 16, 1999, by and among the Registrant and
                        Microsoft Corporation.
      10.9(2)           Amended and Restated Investors' Rights Agreement, dated
                        March 16, 1999, by and among the Registrant and the
                        Investors listed on Schedule A thereto.
      10.10(2)          Distribution Agreement, dated March 16, 1999, by and among the Registrant and Microsoft Corporation.
      10.11(1)          Master Lease Agreement No. 1642 and Addendum thereto, each dated November 19, 1997, and Second Addendum thereto, dated as of May 19, 1998, between the Registrant and Sun Financial
                        Group, Inc.
      10.12(2)          Business Lease (Single Tenant) between the Registrant and BR
                        Venture, LLC dated September 1998.
      10.13(1)          Employment Agreement between the Registrant and Catherine M.
                        Hapka, dated June 10, 1997.
      10.14(1)          1997 Stock Option/Stock Issuance Plan.
      10.15(2)          1999 Stock Incentive Plan.
      10.16(2)          1999 Employee Stock Purchase Plan.
      10.17(1)          Form of Indemnification Agreement between the Registrant and each of its directors.
      10.18(1)          Form of Indemnification Agreement between the Registrant and each of its officers.
      10.19(2)          QuickStart Loan and Security Agreement, dated October 29,
                        1997, between the Registrant and Silicon Valley Bank.
      10.20(2)          Third Addendum, dated March 31, 1999, to Master Lease
                        Agreement, dated November 19, 1997, by and among Company and
                        GATX Capital Corporation
      10.21(2)          Master Lease Agreement, dated March 31, 1999, by and among
                        Company and GATX Capital Corporation.
      10.22(2)          First Addendum, dated March 31, 1999, to Master Lease
                        Agreement, dated March 31, 1999, by and among Company and
                        GATX Capital Corporation.
      10.23(2)          Amendment No. 1, dated April 6, 1999, to Framework
                        Agreement, dated March 3, 1999, by and among the Registrant and MCI WorldCom, Inc.
      10.24(2)          Series C Preferred Stock and Warrant Purchase Agreement,
                        dated April 6, 1999, by and among the Registrant and U.S
                        Telesource, Inc.
      10.25(2)          Series D Preferred Stock Purchase Agreement, dated April 6,
                        1999, by and among the Registrant and the Investors listed on Schedule A thereto.
      10.26(2)          Amended and Restated Investors' Rights Agreement, dated
                        April 6, 1999, by and among the Registrant and the Investors listed on Schedule A thereto.
      10.27(2)          Lease Agreement, dated April 5, 1999, by and among the
                        Registrant and Cisco Systems Capital Corporation.
      10.28(3)          Amendment No. 2, dated May 10, 1999, to Framework Agreement, dated March 3, 1999, by and among the Registrant and MCI
                        WorldCom, Inc.
      10.29(4)          Employment Agreement with Steve Stringer.
      10.30(2)          Employment Agreement with Michael Lanier.
      10.31(5)          Master Lease Agreement, dated July 30, 1999, by and between the Company and GATX Capital Corporation

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
      10.32(6)          ACI Plus Service Agreement, dated April 6, 1999, by and
                        between the Company and Qwest Communications Corporation.
      10.33(7)          Joint Venture Agreement, dated January 1, 2000, by and
                        between the Company, Rhythms Links, Inc. and Optel
                        Communications Corporation.
      10.34(7)          Preferred Stock and Warrant Purchase Agreement, dated
                        February 6, 2000 by and between the Registrant and the
                        Purchasers listed on Schedule I thereto.
      10.35(13)         Amendment to Rights Agreement, dated February 6, 2000, by
                        and between Registrant and Computershare Trust Company, Inc.
      10.36(7)          Purchase Agreement, dated February 16, 2000, by and between the Registrant and the Initial Purchasers listed on Schedule
                        I thereto.
      10.37(7)          Purchase Agreement, dated February 28, 2000 by and between the Registrant and Merrill Lynch & Co., Merrill Lynch,
                        Pierce, Fenner & Smith Incorporated and Salomon Smith Barney
                        Inc.
      10.38(7)          Employment Agreement with David J. Shimp.
      10.39(7)          Employment Agreement with Scott C. Chandler.
      10.40(4)          Plus Service Agreement, dated April 6, 1999, by and between the Registrant and Qwest Communications Corporation.
      10.41(8)          Sublease, dated January 1, 2000, by and between the
                        Registrant and Cyprus Amax Minerals Company
      10.42(11)         Purchase and Sale Agreement, dated April 6, 2000, by and
                        between Rhythms NetConnections Inc. and MGA Development
                        Associates, L.P.
      10.43(11)         Special Warranty Deed, dated May 8, 2000, by and between
                        Rhythms NetConnections Inc. and MGA Development Associates.
                        L.P.
      10.44(11)         Dividend Payment Agreement, dated June 2, 2000, by and
                        between Rhythms NetConnections Inc. and American Securities
                        Transfer & Trust, Inc.
      12.1(13)          Computation of Ratio of Earning to Combined Fixed Changes
                        and Preferred Dividends.
      21.1*             Subsidiaries of the Registrant.
      23.1*             Consent of PricewaterhouseCoopers LLP.
      24.1(10)          Power of Attorney.
      27.1(11)          Financial Data Schedule.

------------------------

   * Filed herewith.

 (1) Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-59393) and incorporated herein by reference.

 (2) Previously filed with the Commission as an exhibit to the registration statement on Form S-1 (File No. 333-72409) and incorporated herein by reference.

 (3) Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-82637) and incorporated herein by reference.

 (4) Previously filed with the Commission as an exhibit to the registration statement on Form S-1 (File No. 333-82867) and incorporated herein by reference.

 (5) Previously filed with the Commission as an exhibit to Form 10-Q filed November 11, 1999 and incorporated herein by reference.

 (6) Previously filed with the Commission as an exhibit to Form 10-Q filed August 11, 1999 and incorporated herein by reference.

 (7) Previously filed with the Commission as an exhibit to Form 10-K filed March 30, 2000 and incorporated herein by reference.

 (8) Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-37618) and incorporated herein by reference.

 (9) Previously filed with the Commission as an exhibit to the registration statement on Form S-8 (File No. 333-41874) and incorporated herein by reference.

 (10) Included in Part II of this registration statement on Form S-3 under the caption "Signatures."

 (11) Previously filed with the Commission as an exhibit to Form 10-Q filed August 14, 2000 and incorporated herein by reference.

 (12) Previously filed with the Commission as an exhibit to the registration statement on Form S-8 (File No. 333-41874) and incorporated herein by reference.

 (13) Previously filed with the Commission as an exhibit to the registration statement on Form S-3 (File No. 333-38334) and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
       Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 30th day of October, 2000.

                                                       RHYTHMS NETCONNECTIONS INC.
                                                       a Delaware corporation

                                                       By:             /s/ JOHN W. BRAUKMAN
                                                            -----------------------------------------
                                                                         John W. Braukman
                                                                  Title: CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Catherine M. Hapka and John W. Braukman, and each of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

                   SIGNATURE                                    TITLE                       DATE
                   ---------                                    -----                       ----
             /s/ CATHERINE M. HAPKA               Chairman of the Board and Chief
     --------------------------------------         Executive Officer (PRINCIPAL      October 30, 2000
               Catherine M. Hapka                   EXECUTIVE OFFICER)

               /s/ STEVE STRINGER
     --------------------------------------       President and Chief Operating       October 30, 2000
                 Steve Stringer                     Officer

              /s/ JOHN W. BRAUKMAN                Chief Financial Officer (PRINCIPAL
     --------------------------------------         FINANCIAL OFFICER AND PRINCIPAL   October 30, 2000
                John W. Braukman                    ACCOUNTING OFFICER)

                   SIGNATURE                                    TITLE                       DATE
                   ---------                                    -----                       ----
              /s/ KEVIN R. COMPTON
     --------------------------------------       Director                            October 30, 2000
                Kevin R. Compton

              /s/ KEITH B. GEESLIN
     --------------------------------------       Director                            October 30, 2000
                Keith B. Geeslin

                  SUSAN MAYER
     --------------------------------------       Director                            October   , 2000
                  Susan Mayer

              WILLIAM R. STENSRUD
     --------------------------------------       Director                            October   , 2000
              William R. Stensrud

              /s/ JOHN L. WALECKA
     --------------------------------------       Director                            October 30, 2000
                John L. Walecka

                EDWARD J. ZANDER
     --------------------------------------       Director                            October   , 2000
                Edward J. Zander

               /s/ MICHAEL LEVITT
     --------------------------------------       Director                            October 30, 2000
                 Michael Levitt

                                 EXHIBIT INDEX*

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
       5.1              Opinion of Brownstein Hyatt & Farber, P.C.

      21.1              Subsidiaries of the Registrant.

      23.1              Consent of PricewaterhouseCoopers LLP.

      24.1              Power of Attorney (included in Part II of this registration statement on Form S-3 under the caption "Signatures").

------------------------

  * Excludes exhibits incorporated by reference. For a list of exhibits incorporated by reference, refer to "Item 16. Exhibits" above.